Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SolarWindow Technologies, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-222809) of SolarWindow Technologies, Inc. of our report dated November 9, 2020, on our audit of the consolidated balance sheet of SolarWindow Technologies, Inc. and Subsidiaries ("the Company") as of August 31, 2020, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

February 23, 2021